Exhibit 10.27

November  16, 2015

Ms. Karen Sammon
****

Dear Karen;

On behalf of the Board of Directors of PAR Technology Corporation ("PAR"), I  am pleased to offer you a promotion to the position of President and Chief Executive Officer of PAR effective January 1, 2016 (“Start Date”).    This offer and your employment relationship are subject to the terms and conditions set forth below.

Position
Commensurate with this assignment, you will have the title of Chief Executive Officer and President of PAR Technology Corporation, reporting to the Board of Directors (the "Board").   As soon as practicable, you will be appointed to the Board of Directors.

Your position will be located at PAR's corporate headquarters in New Hartford, New York.  You will be expected to devote your full working time and attention exclusively to the business and interests of PAR and to comply with and be bound by PAR's operating policies, procedures and practices.  You may not render services to any other business without prior approval of the Board of Directors, nor engage or participate, directly or indirectly, in any business that is competitive in any manner with the businesses of PAR.

Annual Base Salary
As of the Start Date, you will be compensated at an annualized salary of $300,000 ("Annual Base Salary"), subject to applicable payroll deductions and such federal, state and local taxes and other withholdings as are required by law.  The Annual Base Salary shall be paid in accordance with PAR's standard payroll practices in effect from time to time.

Annual Cash Bonus
While employed hereunder, you will be eligible to receive an "Annual Cash Bonus" in accordance with the terms of PAR's Annual Incentive Compensation Plan ("AICP") and shall be based upon performance against financial targets associated with the Annual Operating Plan ("AOP") and specific business objectives determined by the Board of  Directors on an annual basis.  Your participation level for on target performance for 2016 AICP will be up 75% of your Annual Base Salary with performance metrics to be established by the Board.

Ms. K. Sammon
November 16, 2015
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One-Time Stock Option Award
Subject to any trading black out periods that may be imposed from time to time by the Company,you will be granted 50,000 non-qualified stock options (“Stock Options”) at the Board’s next scheduled date for equity grants. Such options will be granted at the fair market value of the stock as of the market close on the date of grant and will vest in three (3) equal installments over three years (i.e., 16,666 shares of the grant will vest each year on the anniversary of the grant date), with the first 16,666 shares vesting on the first anniversary of the date of grant.  The final vesting on the third anniversary of the date of the grant will be 16,667. The grant will be subject to the terms of the applicable Equity Incentive Plan and the standard terms of equity grants as have been approved by the Board.

One-Time Performance Based Restricted Stock Award
You will also be granted 30,000 shares of performance-based  restricted stock at the Board’s next scheduled date for equity grants. These shares will will vest in equal installments over three years (i.e., 10,000 shares of the grant will vest each year) with the achievement of financial metrics as established by the Board.  A description of these metrics will be provided under separate cover.  The grant will be subject to the terms of the applicable Equity Incentive Plan and the standard terms of equity grants as have been approved by the Board.

Severance
Should your employment be terminated before the second year anniversary of the Start Date by PAR for any reason other than for Cause, PAR will pay you a severance amount equal to one year of your then current Annual Base Salary in exchange for a duly executed standard release of claims.

Benefits
You will be eligible to participate in all standard employee benefit plans as may be in effect and as amended from time to time for PAR employees generally. Your participation shall be subject to the terms of the applicable plan documents, as well as generally applicable policies associated with such benefits, as such plan documents and policies may be amended from time to time.

Your employment with PAR will be “at-will”.  This means your employment is not for any specific period of time and can be terminated by you at any time for any reason.  Likewise, PAR may terminate the employment relationship at any time, with or without cause or advance notice.

This offer will remain open for three (3) days from the date of this letter. To indicate your acceptance of PAR’s offer on the terms and conditions set forth in this letter, please sign and date this letter in the space provided below and return it to me no later than three days from the date of this letter.

Ms. K. Sammon
November 16, 2015
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We look forward to working with you in your role as the leader of PAR’s executive management team.

Sincerely,

Paul Eurek
Chairman, Compensation Committee
Board of Directors
PAR Technology Corporation

I have read this offer letter in its entirety and agree to the terms and conditions of employment.  I understand and agree that my employment with the Company is at-will.

Karen Sammon	Date